Exhibit 99.1

DuPont Reports Second Quarter 2020 Results

•	2Q20 GAAP EPS from continuing operations of $(3.37); adjusted EPS of $0.70

•	2Q20 Net Sales of $4.8 billion, down 12 percent; organic sales down 10 percent

•	2Q20 GAAP Income (Loss) from continuing operations of $(2.5) billion and Operating EBITDA of $1.1 billion

•	Operating cash flow of $802 million; $564 million free cash flow in the quarter

•	Global slowdown in automotive industry from the impact of COVID-19 resulted in $2.5 billion non-cash impairment charge in Transportation & Industrial segment in the quarter

•	Advanced intended separation of Nutrition & Biosciences business in preparation for intended merger with IFF in 1Q 2021; IFF shareholder vote set for August 27, 2020

WILMINGTON, Del., July 30, 2020 - DuPont (NYSE: DD) today announced financial results for the second quarter 2020.
“In the midst of the ongoing pandemic we delivered results ahead of expectations, while also continuing our emphasis on the safety and well-being of our employees and the needs of our customers,” said Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “We delivered on our structural cost commitments and generated organic revenue growth in the Electronics & Imaging and Nutrition & Biosciences segments despite significant declines in global economic activity. Additionally, we saw continued strength in Tyvek® protective garment and water end markets, achieving double digit revenue growth for the second consecutive quarter. I am proud of our team’s focus on execution, and I am confident in the actions we have taken to mitigate the impact of this pandemic. I believe we are well-positioned to emerge from this as an even stronger company.”
DuPont N&B and IFF Update(1)
DuPont continued to advance its objective of creating significant value for its shareholders through the completion of a number of critical milestones in the intended merger between DuPont Nutrition & Biosciences and IFF. Recently completed milestones include:

•
Filings with the SEC - DuPont Nutrition & Biosciences and IFF filed their respective initial registration statements in May and are advancing the review process with the SEC. On July 27, IFF filed its definitive proxy relating to IFF shareholder approval of the transaction. The IFF shareholder meeting is set to take place on August 27, 2020.

•
Executive committee named - Also in May, DuPont and IFF announced the executive committee of the future combined company, which will include key senior leaders from DuPont Nutrition & Biosciences and IFF. Additionally, DuPont and IFF announced two DuPont appointees who will serve as independent directors on the board of directors of the future combined company: Matthias Heinzel, President of Nutrition & Biosciences and John Davidson, director of Legg Mason, FMC, and TE Connectivity.

•
Additional regulatory clearances - DuPont and IFF previously announced that the intended merger cleared the U.S. regulatory process. The transaction subsequently received clearance from China, Serbia, and Colombia. Clearance processes in the remaining required jurisdictions are well underway.

(1) Closing of transaction with IFF is subject to IFF shareholder approval, regulatory approval and customary closing conditions.
(2) Adjusted EPS, operating EBITDA and free cash flow are non-GAAP measures. See page 8 for further discussion. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 14 of this communication.

“Each of these accomplishments represents critical milestones to create a market-leading company and to generate significant value for our shareholders,” Breen continued. “Our business teams, customers, and partners see tremendous opportunity for growth and greater innovation as the businesses come together.  Over the next six months, we will continue our integration planning work with IFF to enable a smooth, successful launch and position the future combined company to achieve its committed cost and revenue synergies.”
Second Quarter 2020 Results
"The quick and decisive actions we took in the early days of the pandemic to strengthen our balance sheet, increase our cost savings initiatives, and differentially manage our portfolio enabled us to deliver a solid quarter,” said Lori Koch, DuPont Chief Financial Officer. “Our businesses are well-equipped to build upon their leading market positions and outperform when markets fully recover.”
Net sales totaled $4.8 billion, down 12 percent versus the year-ago period. On an organic basis, net sales were down 10 percent as organic growth of 7 percent in Electronics & Imaging and 1 percent in Nutrition & Biosciences was more than offset by organic sales declines in the other segments.
On a regional basis, organic sales increased 1 percent in Asia Pacific versus the year-ago period while the U.S. and Canada, EMEA, and Latin America each declined mid-to-high teens percent. China sales in our core segments improved 6 percent versus the second quarter 2019 and 20 percent sequentially from first quarter 2020.
GAAP loss from continuing operations totaled $(2.5) billion, versus GAAP loss from continuing operations of $(1.1 billion) in the year-ago period; the decline mostly attributable to a non-cash impairment charge in the Transportation & Industrial segment resulting from significant near-term demand weakness in the automotive industry due to COVID-19 as well as revised views of market recovery based on third-party estimates. Operating EBITDA(2) was $1.1 billion, down 20 percent versus operating EBITDA(2) in the prior year. Strength in semiconductor, water, Tyvek® protective garment, and health & wellness markets coupled with approximately $130 million of cost savings was more than offset by volume declines and charges of $160 million associated with temporarily idling certain facilities primarily in the Transportation & Industrial segment.
GAAP EPS from continuing operations totaled $(3.37) versus GAAP EPS from continuing operations in the year-ago period of $(1.48); the decline is mostly attributable to the non-cash impairment charge in Transportation & Industrial, incremental merger-related amortization expense, and lower segment results, partially offset by the absence of a prior year tax charge, lower integration and separation costs, lower restructuring charges, and a lower tax rate. Adjusted EPS(2) decreased 28 percent to $0.70, compared with adjusted EPS(2) in the year-ago period of $0.97, primarily driven by volume declines and charges associated with temporarily idled facilities partially offset by cost savings and a lower base tax rate.
Operating cash flow of $802 million included reductions in working capital of more than $160 million in the quarter. Capital expenditures of approximately $240 million resulted in free cash flow(2) of $564 million.

Second Quarter 2020 Segment Highlights
Electronics & Imaging
Electronics & Imaging reported net sales of $905 million, up 5 percent from the year-ago period. Organic sales were up 7 percent with volume up 7 percent and price flat. Currency and portfolio were each a 1 percent headwind.

Strong volume gains in Semiconductor Technologies more than offset weaker demand in Interconnect Solutions and Image Solutions. Double-digit gains in Semiconductor Technologies were led by continued strength within logic and foundry, driven by the ramp-up of advanced technology nodes, as well as robust demand for memory in servers and data centers. Volume declines within Interconnect Solutions were primarily due to softness in smartphones and select industrial markets. Within Image Solutions, strength in ink for the consumer segment was more than offset by weakness in flexographic plates, textile inks, and OLEDs.

Operating EBITDA for the segment was $277 million, an increase of 13 percent from operating EBITDA of $246 million in the year-ago period, driven primarily by volume gains in Semiconductor Technologies and cost productivity actions. Operating EBITDA margins improved 190 basis points versus the year-ago period.

Nutrition & Biosciences
Nutrition & Biosciences reported net sales of $1.5 billion, down 1 percent from the year-ago period. Organic sales were up 1 percent with volume up 1 percent; price was flat. Currency was a 2 percent headwind.

Mid-single digit growth across 85 percent of the Nutrition & Biosciences segment driven by strength in food & beverage and health & wellness end markets was partially offset by declines in businesses exposed to energy and industrial markets. Sales gains were led by Food & Beverage on volume gains in the plant-based meat category and price improvements across the F&B portfolio, as well as Pharma Solutions which recorded its strongest sales quarter ever on increased demand in over-the-counter and prescription pharma applications. Within Health & Biosciences, the probiotics business recorded another record quarter with over 30 percent organic growth. Additionally, sustained consumer demand drove growth in animal nutrition and home & personal care applications. These areas of strength within Health & Biosciences were more than offset by significant demand weakness in biorefinery and microbial control. In 2019, these two businesses accounted for approximately 15 percent of the Nutrition & Biosciences segment.

Operating EBITDA for the segment was $418 million, an increase of 8 percent from operating EBITDA of $386 million in the year-ago period. Favorable product mix led by gains in probiotics and animal nutrition as well as cost productivity actions generated a 240 basis point improvement in operating EBITDA margins.

Transportation & Industrial
Transportation & Industrial reported net sales of $832 million, down 34 percent from the year-ago period. Organic sales were down 33 percent with volume down 28 percent and price lower by 5 percent. Currency was a 1 percent headwind.

Volume declined 28 percent due to lower auto builds, as global automotive production was down approximately 45 percent versus the year-ago period. The impact of COVID-19 on other key industrial markets, in addition to automotive, contributed to the double-digit volume declines.

Operating EBITDA for the segment was $49 million, a decrease of 86 percent from operating EBITDA of $357 million in the year-ago period, driven primarily by charges of approximately $130 million associated with temporarily idling approximately 50 percent of our polymer capacity to align supply with demand.

Safety & Construction
Safety & Construction reported net sales of $1.2 billion, down 7 percent from the year-ago period. Organic sales were down 8 percent with a 2 percent price improvement offset by a 10 percent decline in volume. Recent acquisitions in the Water Solutions business increased reported sales by 2 percent. Currency was a 1 percent headwind.

Demand for Tyvek® protective garments continued to be robust, leading to a greater than 60 percent increase in garment sales versus last year which was enabled by efforts to increase capacity and redirect supply from non-personal protection markets. Despite the strength in Tyvek® protective garments, sales in the Safety Solutions business declined as demand weakened across industrial, aerospace, and oil & gas markets as a result of COVID-19. Similarly, Shelter Solutions sales declined as construction activity was impacted by stay-at-home orders issued across the globe. Water Solutions continued to see broad-based demand strength across desalination, wastewater, and specialty markets leading to double-digit organic growth.

Operating EBITDA for the segment totaled $349 million, a decrease of 9 percent from operating EBITDA of $382 million in the year-ago period, primarily from lower volumes partially offset by cost productivity actions and favorable product mix.

Non-Core
Non-Core reported net sales of $308 million, down 30 percent from the year-ago period. Organic sales were down 20 percent driven by 22 percent volume declines and offset by 2 percent pricing gains. The September 2019 divestiture of the DuPont Sustainable Solutions business reduced sales by 9 percent. Currency was a 1 percent headwind.

Soft volume in trichlorosilane, Tedlar® aircraft films, photovoltaic metallization pastes, and Sorona® materials for carpet and apparel applications were partially offset by volume gains in microcircuit paste materials.

Operating EBITDA for the segment was $93 million, a decrease of 11 percent from operating EBITDA of $104 million in the year-ago period with a $64 million gain associated with a customer settlement more than offset by lower volumes and the absence of earnings from the DuPont Sustainable Solutions divestiture.

Outlook
“For third quarter, we expect sales to be slightly up sequentially with improvement in automotive and residential construction mostly offset by seasonal patterns in Nutrition & Biosciences as well as the impact of supply constraints across our Tyvek® enterprise as we perform routine maintenance on the assets. Oil & gas, aerospace, industrial, and commercial construction markets will remain challenged,” said Lori Koch, Chief Financial Officer of DuPont. “We expect third quarter adjusted EPS in the range of $0.71 - $0.73."

Conference Call
The Company will host a live webcast of its first quarter earnings conference call with investors to discuss its results and business outlook today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials, ingredients and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, health and wellness, food and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at www.investors.dupont.com.

For further information contact: DuPont Investors: Leland Weaver leland.weaver@dupont.com +1 302-999-2477	Media: Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Cautionary Statement Regarding Forward Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.

On April 1, 2019, the company completed the separation of its materials science business into a separate and independent public company by way of a pro rata dividend- in-kind of all the then outstanding stock of Dow Inc. (the “Dow Distribution”). The company completed the separation of its agriculture business into a separate and independent public company on June 1, 2019, by way of a pro rata dividend-in-kind of all the then outstanding stock of Corteva, Inc. (the “Corteva Distribution”).

On December 15, 2019, DuPont and IFF announced they had entered definitive agreements to combine DuPont’s Nutrition & Biosciences business with IFF in a transaction that would result in IFF issuing shares to DuPont shareholders, pending customary closing conditions, other approvals including regulatory and that of IFF’s shareholders.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction with IFF; changes in relevant tax and other laws, (ii) failure to obtain necessary regulatory approvals, approval of IFF’s shareholders, anticipated tax treatment or any required financing or to satisfy any of the other conditions to the proposed transaction with IFF, (iii) the possibility that unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies that could impact the value, timing or pursuit of the proposed transaction with IFF, (iv) risks and costs and pursuit and/or implementation of the separation of the N&B Business, including timing anticipated to complete the separation, any changes to the configuration of businesses included in the separation if implemented (v) risks and costs related to the Dow Distribution and the Corteva Distribution (together, the “Distributions”) including (a) with respect to achieving all expected benefits from the Distributions; (b) the incurrence of significant costs in connection with the Distributions, including costs to service debt incurred by the Company to establish the relative credit profiles of Corteva, Dow and DuPont and increased costs related to supply, service and other arrangements that, prior to the Dow Distribution, were between entities under the common control of DuPont; (c) indemnification of certain legacy liabilities of E. I. du Pont de Nemours and Company ("Historical EID") in connection with the Corteva Distribution; and (d) potential liability arising from fraudulent conveyance and similar laws in connection with the Distributions; (vi) failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes, including meeting conditions under the Letter Agreement entered in connection with the Corteva Distribution, related to the transfer of certain levels of assets and businesses; (vii) uncertainty as to the long-term value of DuPont common stock; (viii) potential inability or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade (ix) risks and uncertainties related to the novel coronavirus (COVID-19) and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) on DuPont’s business, results of operations, access to sources of liquidity and financial condition which depend on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume. and (x) other risks to DuPont's business, operations and results of operations including from: failure to develop and market new products and optimally manage product life cycles; ability, cost and impact on business operations, including the supply chain, of responding to changes in market acceptance, rules, regulations and policies and failure to respond to such changes; outcome of significant litigation, environmental matters and other commitments and contingencies; failure to appropriately manage process safety and product stewardship issues; global economic and capital market conditions, including the continued availability of capital and financing, as well as inflation, interest and currency exchange rates; changes in political conditions, including tariffs, trade disputes and retaliatory actions; impairment of goodwill or intangible assets; the availability of and fluctuations in the cost of energy and raw materials; business or supply disruption, including in connection with the Distributions; ability to effectively manage costs as the company’s portfolio evolves; security threats, such as acts of sabotage, terrorism or war, global health concerns and pandemics, natural disasters and weather events and patterns which could or could continue to result in a significant operational event for DuPont, adversely impact demand or production; ability to discover, develop and protect new technologies and to protect and enforce DuPont's intellectual property rights; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management's response to any of the aforementioned factors. These risks are and will be more fully discussed in DuPont's current, quarterly and annual reports and other filings made with the U.S. Securities and Exchange Commission, in each case, as may be amended from time to time in future filings with the SEC. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” (Part I, Item 1A) of DuPont’s 2019 Annual Report on Form 10-K, Item 8.01 of DuPont’s current report on Form 8-K filed on April 20, 2020 and as updated by DuPont’s subsequent periodic and current reports filed with the SEC.

Overview
Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, The Dow Chemical Company and its consolidated subsidiaries (“Historical Dow”) and E. I. du Pont de Nemours and Company and its consolidated subsidiaries (“Historical EID”) each merged with subsidiaries of DowDuPont and as a result, Historical Dow and Historical EID became subsidiaries of DowDuPont (the “DWDP Merger”). Prior to the DWDP Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the Merger Agreement. Historical Dow was determined to be the accounting acquirer in the DWDP Merger and as a result, Historical EID’s assets and liabilities were reflected at fair value as of the close of the DWDP Merger.
Effective as of 5:00 p.m. on April 1, 2019, DowDuPont completed the separation of its materials science business into a separate and independent public company by way of a distribution of Dow Inc. (“Dow”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow’s common stock, par value $0.01 per share (the “Dow Common Stock”), to holders of DowDuPont’s common stock, par value $0.01 per share (the “DowDuPont Common Stock”), as of the close of business on March 21, 2019 (the “Dow Distribution”).
Effective as of 12:01 a.m. on June 1, 2019, DuPont completed the separation of its agriculture business into a separate and independent public company by way of a distribution of Corteva Inc. (“Corteva”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Corteva’s common stock, par value $0.01 per share (the “Corteva Common Stock”), to holders of DuPont de Nemours, Inc.’s common stock, par value $0.01 per share, as of the close of business on May 24, 2019 (the “Corteva Distribution” and, together with the Dow Distribution, the “Distributions”).
Following the Corteva Distribution, DuPont holds the specialty products business as continuing operations. The results of operations of DuPont for the 2019 interim periods presented reflect the historical financial results of Dow and Corteva as discontinued operations, as applicable. The cash flows related to Dow and Corteva have not been segregated and are included in the interim Consolidated Statements of Cash Flows for the applicable periods.
The unaudited pro forma Consolidated Statements of Operations (discussed in the following section) included herein include costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with Financial Accounting Standards Codification 205, "Presentation of Financial Statements" ("ASC 205") and thus are reflected in the Company's results of continuing operations. A significant portion of these costs relate to Historical Dow and consist of leveraged services provided through service centers, as well as other corporate overhead costs related to information technology, finance, manufacturing, research & development, sales & marketing, supply chain, human resources, sourcing & logistics, legal and communications, public affairs & government affairs functions. These costs are no longer incurred by the Company following the Distributions.
Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information (the “pro forma financial statements”) is derived from DuPont’s Consolidated Financial Statements and accompanying notes, adjusted to give effect to certain events directly attributable to the Distributions and Financings (as defined below). In contemplation of the Distributions and to achieve the respective credit profiles of each of DuPont, Dow, and Corteva, in the fourth quarter of 2018, DowDuPont consummated a public underwritten offer of eight series of senior unsecured notes (the “2018 Senior Notes”) in the aggregate principal amount of $12.7 billion and entered into a term loan agreement consisting of two term loan facilities (the “Term Loan Facilities”) in the aggregate principal amount of $3.0 billion. In May 2019, the funds from the Term Loan Facilities were drawn, along with the issuance of approximately $1.4 billion in commercial paper (the “Funding CP Issuance” together with the 2018 Senior Notes and Term Loan Facilities, the “Financings”). The net proceeds from the Financings together with cash from operations were used to fund cash contributions to Dow and Corteva, and DowDuPont’s $3.0 billion share repurchase program which was completed in the first quarter of 2019 (the “Share Repurchase Program”).
The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Distributions and the Financings (collectively the "Transactions"), (2) factually supportable and (3) with respect to the Consolidated Statements of Operations, expected to have a continuing impact on the results. The unaudited pro forma Statements of Operations for the six months ended June 30, 2019 give effect to the pro forma events as if they had been consummated on January 1, 2018. There were no pro forma adjustments for the three or six months ended June 30, 2020 and for the three months ended June 30, 2019.
Restructuring or integration activities or other costs following the Distributions that may be incurred to achieve cost or growth synergies of DuPont are not reflected. The pro forma financial statements provide shareholders with summary financial information and historical data that is on a basis consistent with how DuPont reports current financial information.

The pro forma financial statements are presented for informational purposes only, and do not purport to represent what DuPont's results of operations or financial position would have been had the Transactions occurred on the dates indicated, nor do they purport to project the results of operations or financial position for any future period or as of any future date.
Non-GAAP Financial Measures
This earnings release includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 14 and on the Investors section of the Company's website. Non-GAAP measures included in this release are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.
Pro forma adjusted earnings per common share from continuing operations - diluted ("Pro forma adjusted EPS"), is defined as pro forma earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense associated with intangibles acquired as part of the DWDP Merger, after-tax impact of non-operating pension / other post employment benefits (“OPEB”) benefits / charges and the after-tax impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations. Adjusted earnings per common share from continuing operations - diluted ("Adjusted EPS"), is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense associated with intangibles acquired as part of the DWDP Merger and the after-tax impact of non-operating pension / OPEB benefits / charges. Although amortization of Historical EID intangibles acquired as part of the DWDP Merger is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Management estimates amortization expense in 2020 associated with intangibles acquired as part of the DWDP Merger to be approximately $1.9 billion on a pre-tax basis, or approximately $2.00 per share.
Pro forma operating EBITDA, is defined as earnings (i.e. pro forma income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding the impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations and adjusted to exclude significant items. Operating EBITDA, is defined as earnings (i.e. income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, adjusted to exclude significant items. Operating EBITDA margin is calculated as operating EBITDA divided by net sales.
Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance. Management estimates these integration and separation costs in 2020 to be approximately $650 million - $800 million on a pre-tax basis, or approximately $0.70 - $0.85 per share.

Organic Sales is defined as net sales excluding the impacts of currency and portfolio.
Free cash flow is defined as cash provided by/used for operating activities less capital expenditures. As a result, free cash flow represents cash that is available to the Company, after investing in its asset base, to fund obligations using the Company's primary source of liquidity, cash provided by operating activities. Management believes free cash flow, even though it may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company's cash flow and financial performance, and it is an integral measure used in the Company's financial planning process.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$4,828	$5,468	$10,049	$10,882
Cost of sales	3,291	3,496	6,609	7,117
Research and development expenses	209	232	445	499
Selling, general and administrative expenses	541	642	1,174	1,368
Amortization of intangibles	528	252	1,061	508
Restructuring and asset related charges - net	19	137	423	208
Goodwill impairment charges	2,498	1,175	3,031	1,175
Integration and separation costs	145	347	342	958
Equity in earnings of nonconsolidated affiliates	103	49	142	89
Sundry income (expense) - net	(14)	(19)	197	65
Interest expense	193	165	376	316
Loss from continuing operations before income taxes	(2,507)	(948)	(3,073)	(1,113)
(Benefit from) provision for income taxes on continuing operations	(36)	155	8	64
Loss from continuing operations, net of tax	(2,471)	(1,103)	(3,081)	(1,177)
Income from discontinued operations, net of tax	—	566	—	1,212
Net (loss) income	(2,471)	(537)	(3,081)	35
Net income attributable to noncontrolling interests	7	34	13	85
Net loss available for DuPont common stockholders	$(2,478)	$(571)	$(3,094)	$(50)

Per common share data:
Loss per common share from continuing operations - basic	$(3.37)	$(1.48)	$(4.20)	$(1.59)
Earnings per common share from discontinued operations - basic	—	0.72	—	1.52
Loss per common share - basic	$(3.37)	$(0.76)	$(4.20)	$(0.07)
Loss per common share from continuing operations - diluted	$(3.37)	$(1.48)	$(4.20)	$(1.59)
Earnings per common share from discontinued operations - diluted	—	0.72	—	1.52
Loss per common share - diluted	$(3.37)	$(0.76)	$(4.20)	$(0.07)

Weighted-average common shares outstanding - basic	734.3	749.0	736.5	749.6
Weighted-average common shares outstanding - diluted	734.3	749.0	736.5	749.6

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share and per share amounts (Unaudited)	Jun 30, 2020	Dec 31, 2019
Assets
Current Assets
Cash and cash equivalents	$3,737	$1,540
Accounts and notes receivable - net	3,615	3,802
Inventories	4,307	4,319
Other current assets	327	338
Total current assets	11,986	9,999
Investments
Investments in nonconsolidated affiliates	1,212	1,204
Other investments	24	24
Noncurrent receivables	31	32
Total investments	1,267	1,260
Property, plant and equipment - net of accumulated depreciation (June 30, 2020 - $5,466; December 31, 2019 - $4,969)	9,909	10,143
Other Assets
Goodwill	30,018	33,151
Other intangible assets	12,349	13,593
Deferred income tax assets	195	236
Deferred charges and other assets	1,029	1,014
Total other assets	43,591	47,994
Total Assets	$66,753	$69,396
Liabilities and Equity
Current Liabilities
Short-term borrowings and finance lease obligations	$3,559	$3,830
Accounts payable	2,632	2,934
Income taxes payable	323	240
Accrued and other current liabilities	1,496	1,342
Total current liabilities	8,010	8,346
Long-Term Debt	15,608	13,617
Other Noncurrent Liabilities
Deferred income tax liabilities	3,174	3,514
Pension and other post employment benefits - noncurrent	1,166	1,172
Other noncurrent obligations	1,218	1,191
Total other noncurrent liabilities	5,558	5,877
Total Liabilities	$29,176	$27,840
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2020: 733,819,825 shares; 2019: 738,564,728 shares)	7	7
Additional paid-in capital	50,191	50,796
(Accumulated deficit) Retained earnings	(11,728)	(8,400)
Accumulated other comprehensive loss	(1,465)	(1,416)
Total DuPont stockholders' equity	37,005	40,987
Noncontrolling interests	572	569
Total equity	37,577	41,556
Total Liabilities and Equity	$66,753	$69,396

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

In millions (Unaudited)	Six Months Ended June 30,
	2020	2019
Operating Activities
Net (loss) income	$(3,081)	$35
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Depreciation and amortization	1,546	2,163
Credit for deferred income tax and other tax related items	(310)	(560)
Earnings of nonconsolidated affiliates (in excess of) less than dividends received	(103)	733
Net periodic pension benefit cost (credit)	16	(53)
Pension contributions	(49)	(463)
Net gain on sales of assets, businesses and investments	(193)	(55)
Restructuring and asset related charges - net	423	482
Goodwill impairment charges	3,031	1,175
Amortization of merger-related inventory step-up	—	253
Other net loss	92	274
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	111	(2,535)
Inventories	(12)	302
Accounts payable	34	(695)
Other assets and liabilities, net	15	(1,107)
Cash provided by (used for) operating activities	1,520	(51)
Investing Activities
Capital expenditures	(719)	(1,800)
Investment in gas field developments	—	(25)
Proceeds from sales of property and businesses, net of cash divested	427	126
Acquisitions of property and businesses, net of cash acquired	(73)	—
Proceeds from sale of ownership interests in nonconsolidated affiliates	—	21
Purchases of investments	(1)	(192)
Proceeds from sales and maturities of investments	1	228
Other investing activities, net	17	(15)
Cash used for investing activities	(348)	(1,657)
Financing Activities
Changes in short-term notes payable	(274)	2,517
Proceeds from issuance of long-term debt	2,025	4,005
Payments on long-term debt	(27)	(6,892)
Purchases of common stock	(232)	(1,681)
Proceeds from issuance of Company stock	34	67
Employee taxes paid for share-based payment arrangements	(13)	(76)
Distributions to noncontrolling interests	(10)	(12)
Dividends paid to stockholders	(442)	(1,165)
Cash held by Dow and Corteva at the respective Distributions	—	(7,315)
Debt extinguishment costs	—	(104)
Other financing activities, net	(11)	(5)
Cash provided by (used for) financing activities	1,050	(10,661)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(30)	48
Increase (Decrease) in cash, cash equivalents and restricted cash	2,192	(12,321)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	1,577	8,591
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	—	5,431
Cash, cash equivalents and restricted cash at beginning of period	1,577	14,022
Cash, cash equivalents and restricted cash from continuing operations, end of period	3,769	1,701
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	—
Cash, cash equivalents and restricted cash at end of period	$3,769	$1,701

DuPont de Nemours, Inc.
Pro Forma Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Six Months Ended
	June 30, 2020	June 30, 2019
	As Reported	Pro Forma [1]
Net sales	$10,049	$10,882
Cost of sales	6,609	7,139
Research and development expenses	445	499
Selling, general and administrative expenses	1,174	1,368
Amortization of intangibles	1,061	508
Restructuring and asset related charges - net	423	208
Goodwill impairment charges	3,031	1,175
Integration and separation costs	342	785
Equity in earnings of nonconsolidated affiliates	142	89
Sundry income (expense) - net	197	65
Interest expense	376	345
Loss from continuing operations before income taxes	(3,073)	(991)
Provision for income taxes on continuing operations	8	94
Loss from continuing operations, net of tax	(3,081)	(1,085)
Net income attributable to noncontrolling interests from continuing operations	13	13
Net loss from continuing operations available for DuPont common stockholders	$(3,094)	$(1,098)

Per common share data:
Loss per common share from continuing operations - basic	$(4.20)	$(1.47)
Loss per common share from continuing operations - diluted	$(4.20)	$(1.47)

Weighted-average common shares outstanding - basic	736.5	749.6
Weighted-average common shares outstanding - diluted	736.5	749.6
1. Refer to page 17 for additional detail on the pro forma adjustments included in the pro forma Consolidated Statements of Operations.

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
Electronics & Imaging	$905	$858	$1,789	$1,683
Nutrition & Biosciences	1,539	1,558	3,090	3,093
Transportation & Industrial	832	1,269	1,976	2,586
Safety & Construction	1,244	1,341	2,520	2,624
Non-Core	308	442	674	896
Total	$4,828	$5,468	$10,049	$10,882
U.S. & Canada	$1,513	$1,826	$3,255	$3,602
EMEA [1]	1,065	1,291	2,336	2,671
Asia Pacific	2,012	2,034	3,925	3,979
Latin America	238	317	533	630
Total	$4,828	$5,468	$10,049	$10,882

Net Sales Variance by Segment and Geographic Region	Three Months Ended June 30, 2020
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Imaging	—%	7%	7%	(1)%	(1)%	5%
Nutrition & Biosciences	—	1	1	(2)	—	(1)
Transportation & Industrial	(5)	(28)	(33)	(1)	—	(34)
Safety & Construction	2	(10)	(8)	(1)	2	(7)
Non-Core	2	(22)	(20)	(1)	(9)	(30)
Total	—%	(10)%	(10)%	(1)%	(1)%	(12)%
U.S. & Canada	(1)%	(16)%	(17)%	—%	—%	(17)%
EMEA [1]	—	(16)	(16)	(2)	—	(18)
Asia Pacific	—	1	1	(1)	(1)	(1)
Latin America	3	(21)	(18)	(5)	(2)	(25)
Total	—%	(10)%	(10)%	(1)%	(1)%	(12)%

Net Sales Variance by Segment and Geographic Region	Six Months Ended June 30, 2020
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Imaging	—%	7%	7%	(1)%	—%	6%
Nutrition & Biosciences	1	1	2	(2)	—	—
Transportation & Industrial	(5)	(18)	(23)	(1)	—	(24)
Safety & Construction	2	(7)	(5)	(1)	2	(4)
Non-Core	2	(17)	(15)	(1)	(9)	(25)
Total	—%	(6)%	(6)%	(1)%	(1)%	(8)%
U.S. & Canada	(1)%	(9)%	(10)%	—%	—%	(10)%
EMEA [1]	—	(10)	(10)	(2)	(1)	(13)
Asia Pacific	(1)	1	—	(1)	—	(1)
Latin America	3	(12)	(9)	(4)	(2)	(15)
Total	—%	(6)%	(6)%	(1)%	(1)%	(8)%
1. Europe, Middle East and Africa.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Six Months Ended
	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Electronics & Imaging	$277	$246	$530	$534
Nutrition & Biosciences	418	386	803	735
Transportation & Industrial	49	357	357	730
Safety & Construction	349	382	717	756
Non-Core	93	104	135	202
Corporate	(51)	(53)	(86)	(105)
Total	$1,135	$1,422	$2,456	$2,852

Equity in Earnings of Nonconsolidated Affiliates	Three Months Ended		Six Months Ended
	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Equity earnings (GAAP)	$103	$49	$142	$89
Significant items included in equity earnings [1]	—	1	—	2
Equity earnings included in operating EBITDA (non-GAAP)	$103	$50	$142	$91

Equity earnings included in operating EBITDA by segment
Electronics & Imaging	$10	$5	$19	$8
Nutrition & Biosciences	1	—	1	—
Transportation & Industrial	1	2	2	2
Safety & Construction	5	7	12	15
Non-Core	86	36	108	66
Total equity earnings included in operating EBITDA (non-GAAP)	$103	$50	$142	$91
1. Reflects restructuring charges related to a joint venture in the Non-Core segment.

Reconciliation of "Income (Loss) from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Six Months Ended
	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Loss from continuing operations, net of tax (GAAP)	$(2,471)	$(1,103)	$(3,081)	$(1,085)
+ (Benefit from) Provision for income taxes on continuing operations	(36)	155	8	94
Loss from continuing operations before income taxes	$(2,507)	$(948)	$(3,073)	$(991)
+ Depreciation and amortization	774	507	1,546	1,034
- Interest income [1]	2	9	4	49
+ Interest expense [2]	181	165	354	345
- Non-operating pension/OPEB benefit [1]	8	18	19	39
- Foreign exchange losses, net [1]	(23)	(17)	(31)	(78)
+ Costs historically allocated to the materials science and agriculture businesses [3]	—	—	—	256
- Adjusted significant items	(2,674)	(1,708)	(3,621)	(2,218)
Operating EBITDA (non-GAAP)	$1,135	$1,422	$2,456	$2,852

1.	Included in "Sundry income (expense) - net."

2.	The three and six months ended June 30, 2020 excludes N&B financing fee amortization. Refer to pages 15 and 16 for details of significant items.

3.	Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.

Reconciliation of "Cash provided by (used for) operating activities" to Free Cash Flow	Three Months Ended		Six Months Ended

In millions (Unaudited)	Jun 30, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
Cash provided by (used for) operating activities (GAAP) [1]	$802	$(77)	$1,520	$(51)
Capital expenditures	(238)	(661)	(719)	(1,800)
Free cash flow (non-GAAP)	$564	$(738)	$801	$(1,851)

1.
Refer to the Consolidated Statement of Cash Flows included in the schedules above for major GAAP cash flow categories as well as further detail relating to the changes in "Cash provided by (used for) operating activities" for the six month periods noted. In addition, 2019 includes cash activity related to Dow and Corteva prior to the Distributions.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended June 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$(2,507)	$(2,478)	$(3.37)
Less: Significant items
Integration and separation costs [4]	(145)	(112)	(0.16)	Integration and separation costs
Restructuring and asset related charges - net [5]	2	1	—	Restructuring and asset related charges - net
Goodwill impairment charges [6]	(2,498)	(2,498)	(3.40)	Goodwill impairment charges
Asset impairment charges [7]	(21)	(16)	(0.02)	Restructuring and asset related charges - net
N&B financing fee amortization [8]	(12)	(9)	(0.01)	Interest expense
Total significant items	$(2,674)	$(2,634)	$(3.59)
Less: Merger-related amortization of intangibles	(474)	(364)	(0.49)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	8	6	0.01	Sundry income (expense) - net
Adjusted results (non-GAAP)	$633	$514	$0.70

Significant Items Impacting Results for the Three Months Ended June 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$(948)	$(1,112)	$(1.48)
Less: Significant items
Integration and separation costs [4]	(347)	(255)	(0.34)	Integration and separation costs
Restructuring and asset related charges - net [5]	(75)	(58)	(0.08)	Restructuring and asset related charges - net; Equity in earnings of nonconsolidated affiliates
Goodwill impairment charges [9]	(1,175)	(1,173)	(1.57)	Goodwill impairment charges
Asset impairment charges [10]	(63)	(47)	(0.06)	Restructuring and asset related charges - net
Income tax related item	(48)	(167)	(0.22)	Sundry income (expense) - net; Provision for income taxes on continuing operations
Total significant items	$(1,708)	$(1,700)	$(2.27)
Less: Merger-related amortization of intangibles	(199)	(157)	(0.21)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	18	20	0.03	Sundry income (expense) - net
Adjusted pro forma results (non-GAAP)	$941	$725	$0.97
1. (Loss) Income from continuing operations before income taxes.
2. Net (loss) income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. (Loss) Earnings per common share from continuing operations - diluted.
4. Integration and separation costs related to the Merger, post-Merger integration, the Distributions and, beginning in the fourth quarter of 2019, the intended separation of the Nutrition & Biosciences business.
5. Includes Board approved restructuring plans and other asset related charges.
6. Reflects a non-cash, goodwill impairment charge related to the Transportation & Industrial segment. In the second quarter of 2020, continued near-term demand weakness in global automotive production resulting from the COVID-19 pandemic, along with revised views of recovery based on third party market information, served as a triggering event requiring the Company to perform an impairment analysis of the goodwill associated with its Transportation & Industrial reporting unit as of June 30, 2020. The carrying value of the Transportation & Industrial reporting unit is comprised substantially of Historical EID’s assets and liabilities which were measured at fair value in connection with the Merger, and thus inherently considered at risk for impairment. Based on the analysis performed, the Company concluded that the carrying amount of the reporting unit exceeded its fair value resulting by $2,498 million.
7. Reflects an impairment charge related to other intangible assets in the Transportation & Industrial segment.
8. Included in "Interest expense" and relates to committed financing in connection with the intended separation of the N&B Business.
9. Reflects goodwill impairment charges related to the Nutrition & Biosciences and Non-Core segments.
10. Reflects an impairment charge related to an equity method investment within the Nutrition & Biosciences segment.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended June 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$(3,073)	$(3,094)	$(4.20)
Less: Significant items
Integration and separation costs [4]	(342)	(266)	(0.36)	Integration and separation costs
Restructuring and asset related charges - net [5]	(132)	(101)	(0.14)	Restructuring and asset related charges - net
Goodwill impairment charges [6]	(3,031)	(3,031)	(4.12)	Goodwill impairment charges
Asset impairment charges [7]	(291)	(222)	(0.30)	Restructuring and asset related charges - net
Net gain on divestiture [8]	197	102	0.14	Sundry income (expense) - net
N&B financing fee amortization [9]	(22)	(17)	(0.02)	Interest expense
Income tax related item	—	28	0.04	Provision for income taxes on continuing operations
Total significant items	$(3,621)	$(3,507)	$(4.76)
Less: Merger-related amortization of intangibles	(956)	(732)	(1.00)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	19	14	0.02	Sundry income (expense) - net
Adjusted results (non-GAAP)	$1,485	$1,131	$1.54

Significant Items Impacting Pro Forma Results for the Six Months Ended June 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results (GAAP)	$(991)	$(1,098)	$(1.47)
Less: Significant items
Integration and separation costs [4]	(785)	(600)	(0.80)	Integration and separation costs
Restructuring and asset related charges - net [5]	(147)	(113)	(0.15)	Restructuring and asset related charges - net; Equity in earnings of nonconsolidated affiliates
Goodwill impairment charges [10]	(1,175)	(1,173)	(1.57)	Goodwill impairment charges
Asset impairment charges [11]	(63)	(47)	(0.06)	Restructuring and asset related charges - net
Income tax related item	(48)	(105)	(0.14)	Sundry income (expense) - net; Provision for income taxes on continuing operations
Total significant items	$(2,218)	$(2,038)	$(2.72)
Less: Merger-related amortization of intangibles	(399)	(314)	(0.42)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	39	37	0.04	Sundry income (expense) - net
Less: Costs historically allocated to the materials science and agriculture businesses [12]	(256)	(197)	(0.26)	Cost of sales; Research and development expense; Selling, general and administrative expenses
Adjusted pro forma results (non-GAAP)	$1,843	$1,414	$1.89

1.	(Loss) Income from continuing operations before income taxes.

2.
Net (loss) income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.

3.	(Loss) Earnings per common share from continuing operations - diluted.

4.
Integration and separation costs related to the Merger, post-Merger integration, the Distributions and, beginning in the fourth quarter of 2019, the intended separation of the Nutrition & Biosciences business.

5.	Includes Board approved restructuring plans and other asset related charges.

6.
Reflects a $533 million pre-tax, non-cash goodwill impairment charges recorded in the first quarter 2020 related to the Non-Core segment and a $2,498 million pre-tax, non-cash goodwill impairment charge recorded in the second quarter 2020 related to the Transportation & Industrial segment.

7.
Reflects a $270 million pre-tax impairment charge recorded in first quarter 2020 related to a long-lived asset group within the Non-Core segment and a $21 million pre-tax impairment charge recorded in the second quarter 2020 related to other intangible assets within the Transportation & Industrial segment.

8.	Reflects a gain on the sale of the Company's Compound Semiconductor Solutions business within the Electronics & Imaging segment.

9.	Included in "Interest expense" and relates to committed financing in connection with the intended separation of the N&B Business.
10. Reflects goodwill impairment charges related to the Nutrition & Biosciences and Non-Core segments.
11. Reflects an impairment charge related to an equity method investment within the Nutrition & Biosciences segment.
12. Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.

DuPont de Nemours, Inc.
Supplemental Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Combined Statement of Income	Six Months Ended June 30, 2019
In millions, except per share amounts	DuPont [1]	Pro Forma Adjustments[2]	Pro Forma
Net sales	$10,882	$—	$10,882
Cost of sales	7,117	22	7,139
Research and development expenses	499	—	499
Selling, general and administrative expenses	1,368	—	1,368
Amortization of intangibles	508	—	508
Restructuring and asset related charges - net	208	—	208
Goodwill impairment charges	1,175	—	1,175
Integration and separation costs	958	(173)	785
Equity in earnings of nonconsolidated affiliates	89	—	89
Sundry income (expense) - net	65	—	65
Interest expense	316	29	345
Loss from continuing operations before income taxes	(1,113)	122	(991)
Provision for income taxes on continuing operations	64	30	94
Loss from continuing operations, net of tax	(1,177)	92	(1,085)
Net income attributable to noncontrolling interests from continuing operations	13	—	13
Net loss from continuing operations attributable to DuPont	$(1,190)	$92	$(1,098)

Per common share data:
Loss per common share from continuing operations - basic	$(1.59)		$(1.47)
Loss per common share from continuing operations - diluted	$(1.59)		$(1.47)

Weighted-average common shares outstanding - basic	749.6		749.6
Weighted-average common shares outstanding - diluted	749.6		749.6

1.	See the historical U.S. GAAP Consolidated Statements of Operations.

2.
Certain pro forma adjustments were made to illustrate the estimated effects of the Transactions, assuming that the Transactions had occurred on January 1, 2018. The pro forma adjustments are consistent with those identified and disclosed in the Company's Current Report on Form 8-K filed with the SEC on June 7, 2019. The adjustments include the impact to "Cost of sales" of different pricing than historical intercompany and intracompany practices related to various supply agreements entered into in connection with the Dow Distribution, adjustments to "Integration and separation costs" to eliminate one time transaction costs directly attributable to the Distributions, and adjustments to "Interest expense" to reflect the impact of the Financings.